UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 23, 2003

Date of Report

(Date of earliest event reported)

DECRANE AIRCRAFT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware

000-22371

34-1645569

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2361 Rosecrans Avenue, Suite 180, El Segundo, CA 90245

(Address, including zip code, of principal executive offices)

(310) 725-9123
(Registrant’s telephone number, including area code)

Not Applicable
(Former address and telephone number of principal executive offices, if changed since last report)

Item 5.                         Other Events and Regulation FD Disclosure.

As we previously reported in our Annual Report on Form 10-K for the year ended December 31, 2002 and filed with the Securities and Exchange Commission on April 15, 2003, DeCrane Aircraft entered into a definitive agreement on March 14, 2003 to sell its Specialty Avionics Group to an affiliate of Odyssey Investment Partners, LLC.  On May 23, 2003, DeCrane Aircraft and the Odyssey affiliate, Wings Holdings, Inc., consummated the sale.  The aggregate selling price was $140.0 million in cash.  We used $130.0 million of the proceeds from the sale to repay borrowings under DeCrane Aircraft’s senior credit facility, as amended.

At the time of filing our Annual Report, our failure to consummate the sale by June 30, 2003 would have been an event of default under the amended senior credit facility.  As a result, our independent accountants qualified their report on our audited financial statements with respect to our ability to continue as a going concern.

Within the next thirty days, we expect to file revised financial statements for the year ended December 31, 2002 with the Commission reflecting consummation of the sale and the Specialty Avionics Group as a discontinued operation.  We believe consummation of the sale will alleviate our independent accountants’ doubt about our ability to continue as a going concern.  As a result, and absent any adverse changes in circumstances, we expect our revised 2002 financial statements will contain an unqualified report.

The amended senior credit facility also provides that if we do not obtain an unqualified report on our 2002 financial statements within 30 days of the closing of the sale, an event of default will have occurred.  If for some reason we are unable to obtain an unqualified report on our financial statements, we will seek, and anticipate that we will be able to obtain, a waiver from our lenders.

The Specialty Avionics Group consists of Avtech Corporation of Seattle, WA, Aerospace Display Systems, LLC of Hatfield, PA, and Tri-Star Electronics International, Inc. of El Segundo, CA.  The group provides aviation electronic components to the aircraft industry, specializing in assembling design, engineering and manufacturing capabilities in several avionic categories, including flight deck and cabin audio management systems, flight deck visual display and communication systems including SELCAL, power and control devices, specialty interconnect solutions, as well as a leading manufacturer of high quality electrical contacts for military and aviation applications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DeCrane Aircraft Holdings, Inc.
(Registrant)

Date: May 23, 2003	By:	/s/ Richard J. Kaplan
		Name:	Richard J. Kaplan
		Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer